Filed Pursuant to Rule 424(b)(3)
Registration No. 333-294802

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus dated April 9, 2026)

Up to 10,425,000 Shares of Common Stock Issuable Upon Exercise of Warrants

and

Up to 121,829,432 Shares of Common Stock

and

Up to 75,000 Private Warrants

Offered by the Selling Securityholders

This prospectus supplement supplements the prospectus dated April 9, 2026 (as supplemented, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-294802). This prospectus supplement is being filed to update and supplement the information in the Prospectus solely for the purpose of including Selling Securityholders (as defined below) who have acquired shares of our Common Stock (as defined below) from certain existing selling securityholders previously named in the Prospectus.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 10,425,000 shares of our common stock, $0.0001 par value per share (the “Common Stock”), which consists of (i) up to 75,000 shares of Common Stock that are issuable upon the exercise of warrants (the “Private Warrants”) originally issued in a private placement to Churchill Sponsor X, LLC (the “Sponsor”) in connection with the initial public offering of Churchill Capital Corp X (“CCX”) and (ii) up to 10,350,000 shares of Common Stock that are issuable upon the exercise of 10,350,000 warrants (the “Public Warrants” and with the Private Warrants, the “Warrants”) originally issued in the initial public offering of CCX. We will receive the proceeds from any exercise of any Warrants for cash.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of (i) up to 121,829,432 shares of Common Stock issued in connection with the Business Combination (as defined below), consisting of (a) up to 12,654,760 shares of Common Stock issued in connection with private placements pursuant to subscription agreements entered into on September 8, 2025 (the “PIPE Shares”), (b) up to 10,350,000 shares of Common Stock originally issued to the Sponsor (the “Founder Shares”), including 1,500,000 Founder Shares that were unvested as of the Closing (as defined below) and will re-vest upon the occurrence of the Triggering Event (as defined in the Sponsor Agreement), (c) up to 300,000 shares of Common Stock originally issued to the Sponsor in a private placement (the “CCX Private Placement Shares”) in connection with the initial public offering of CCX, (d) up to 98,449,672 shares of Common Stock issued to former securityholders of ColdQuanta, Inc. (d/b/a Infleqtion) (the “Legacy Infleqtion Holders”) in connection with the Business Combination registrable pursuant to that certain Amended and Restated Registration Rights Agreement, dated as of September 8, 2025, between us and the Selling Securityholders granting such holders registration rights with respect to such shares, and (e) up to 75,000 shares of Common Stock issuable upon the exercise of the Private Warrants, and (ii) up to 75,000 Private Warrants.

We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to the Prospectus. We will receive proceeds from the exercise of the Warrants for cash, but not from the sale of the shares of Common Stock issuable upon such exercise.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Warrants. See the section titled “Plan of Distribution” in the Prospectus.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock and Public Warrants are listed on The New York Stock Exchange (the “NYSE”) under the symbols “INFQ” and “INFQ WS,” respectively. On July 14, 2026, the last reported sales price of our Common Stock on NYSE was $10.45 per share, and the last reported sales price of our Public Warrants on NYSE was $5.35 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 14, 2026.

SELLING SECURITYHOLDERS

This prospectus supplement is filed solely for the purpose of amending the information of certain selling securityholders who have acquired shares of common stock included for resale in the Prospectus from certain existing selling securityholders previously named in the Prospectus. Specifically, this prospectus supplement reflects the in-kind distribution, as of July 10, 2026, of 23,251,796 shares of Common Stock by entities affiliated with Global Frontier to certain of its limited partners.

The table below supersedes and replaces, solely with respect to the Selling Securityholders named therein, the corresponding information set forth in the “Selling Securityholders” table in the Prospectus beginning on page 123. For information regarding any Selling Securityholder not named in the table below, please refer to the “Selling Securityholders” section of the Prospectus, which is not otherwise amended by this prospectus supplement.

This prospectus supplement should be read together with the Prospectus, including any amendments or supplements thereto, and is qualified in its entirety by reference thereto, except to the extent the information herein supersedes the information contained in the Prospectus.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name of Selling Security Holder	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
S&G Foundation(1)	11,573,878	11,573,878	—	—	—	—	—	—
FW Global Frontiers Investors, LP(2)	2,418,323	2,418,323	—	—	—	—	—	—
LAD Trust UAD September 30, 2011(3)	2,085,798	2,085,798	—	—	—	—	—	—
Hornblower Capital Holdings, LLC(4)	2,703,792	221,109	2,482,683	1.1%	—	—	—	—
James C. Kelly & Kristen H. Kelly JT TEN(5)	18,425	18,425	—	—	—	—	—	—
David J Richards(6)	51,688	51,688	—	—	—	—	—
George H. Billington(7)	23,045	23,045	—	—	—	—	—	—
Thomas Lawrence(8)	69,201	68,551	650	*	—	—	—	—
Arnau Porto Dolc(9)	51,688	51,688	—	—	—	—	—	—
William E. Greener(10)	1,871,018	1,871,018	—	—	—	—	—	—
Capital Partnership (CMB) LP(11)	1,943,807	1,943,807	—	—	—	—	—	—
2010 Peregrine Trust(12)	283,078	283,078	—	—	—	—	—	—
W. Grant Dollens(13)	2,077,824	1,994,448	83,376	*	—	—	—	—
Grant Dollens 2018 Dynasty Trust(14)	181,755	181,755	—	—	—	—	—	—
Rachel Kalin(15)	465,155	465,155	—	—	—	—	—	—
Entities Affiliated with Global Frontier(16)	2,354,569	2,354,569

*	Less than one percent.
(1)

The shares reflected as beneficially owned prior to the offering were received in connection with a distribution by certain entities affiliated with Global Frontier. Includes 11,573,878 shares of Common Stock held by S&G Foundation (“S&G”). Voting and dispositive power over the securities held by S&G is exercised by S&G’s investment committee, which is composed of more than three members. Because no individual member of the investment committee has sole or shared voting or dispositive power over the securities, no individual member is deemed to beneficially own such securities. The address for S&G is PO Box 1911, Wilson, WY 83014.
(2)

The shares reflected as beneficially owned prior to the offering were received in connection with a distribution by certain entities affiliated with Global Frontier. Includes 2,418,323 shares of Common Stock held by FW Global Frontiers Investors, LP. The address for FW Global Frontiers Investors, LP is 201 Main Street, Suite 1600, Fort Worth, TX 76102.

(3)

The shares reflected as beneficially owned prior to the offering were received in connection with a distribution by certain entities affiliated with Global Frontier. Includes 2,085,798 shares of Common Stock held by LAD Trust UAD September 30, 2011. The address for LAD Trust UAD September 30, 2011 is 185 W Broadway, Suite 101, PO Box 1150, Jackson, WY 83001.

(4)

The shares reflected as beneficially owned prior to the offering were received in connection with a distribution by certain entities affiliated with Global Frontier. Includes 221,109 shares of Common Stock held by Hornblower Capital Holdings, LLC. The address for Hornblower Capital Holdings, LLC is 3317 Bowman Ave, Austin, TX 78703.

(5)

The shares reflected as beneficially owned prior to the offering were received in connection with a distribution by certain entities affiliated with Global Frontier. Includes 18,425 shares of Common Stock held by James C. Kelly & Kristen H. Kelly JT TEN. The address for James C. Kelly & Kristen H. Kelly JT TEN is 580 California St, San Francisco, CA 94104.

(6)

The shares reflected as beneficially owned prior to the offering were received in connection with a distribution by certain entities affiliated with Global Frontier. Includes 51,688 shares of Common Stock held by David J Richards. The address for David J Richards is C/O DJHP Holdings Ltd, 11 Paradise Sq, Sheffield S1 2DE, UK.

(7)

The shares reflected as beneficially owned prior to the offering were received in connection with a distribution by certain entities affiliated with Global Frontier. Includes 23,045 shares of Common Stock held by George H. Billington. The address for George H. Billington is 2 Hillcrest Rd, Fair Haven, NJ 07704.

(8)

The shares reflected as beneficially owned prior to the offering consist of (i) 650 shares of Common Stock purchased in the open market and (ii) 68,551 received in connection with a distribution by certain entities affiliated with Global Frontier. The address for Thomas Lawrence is 53 Warren St, Apt 3, New York, NY 10007.

(9)

The shares reflected as beneficially owned prior to the offering were received in connection with a distribution by certain entities affiliated with Global Frontier. Includes 51,688 shares of Common Stock held by Arnau Porto Dolc. The address for Arnau Porto Dolc is Carretera Alcudia-Puerto Pollensa km2, Alcudia, 07400, Spain.

(10)

The shares reflected as beneficially owned prior to the offering were received in connection with a distribution by certain entities affiliated with Global Frontier. Includes 1,871,018 shares of Common Stock held by William E. Greener. The address for William E. Greener is 2 Black Horse Lane, Cohasset, MA 02025.

(11)

The shares reflected as beneficially owned prior to the offering were received in connection with a distribution by certain entities affiliated with Global Frontier. Includes 1,943,807 shares of Common Stock held by Capital Partnership (CMB) LP. The address for Capital Partnership (CMB) LP is 201 Main Street, Suite 1600, Fort Worth, TX 76102.

(12)

The shares reflected as beneficially owned prior to the offering were received in connection with a distribution by certain entities affiliated with Global Frontier. Includes 283,078 shares of Common Stock held by 2010 Peregrine Trust. The address for 2010 Peregrine Trust is 201 Main Street, Suite 1600, Fort Worth, TX 76102.

(13)

The shares reflected as beneficially owned prior to the offering consist of (i) 1,912,659 shares of Common Stock held directly by W. Grant Dollens and Sarah Dollens, (ii) 27,263 shares of Common Stock held by the Ronald W. and Susan S. Dollens Irrevocable Trust for Bee Ravenel Dollens, W. Grant Dollens as TTE (the “Bee Ravenel Trust”), of which W. Grant Dollens is Trustee, (iii) 27,263 shares of Common Stock held by the Ronald W. and Susan S. Dollens Irrevocable Trust for Sarah Witherspoon Dollens, W. Grant Dollens as TTE (the “Sarah Witherspoon Trust”), of which W. Grant Dollens is Trustee, (iv) 27,263 shares of Common Stock held by the Ronald W. and Susan S. Dollens Irrevocable Trust for William Henry Dollens DTD 12/26/2012 (the “William Henry Trust”), of which W. Grant Dollens is Trustee, and (v) 83,376 shares of

Common Stock issuable upon exercise of vested options held by Mr. Dollens. W. Grant Dollens and Sarah Dollens share voting power and investment power over the shares described in clause (i). W. Grant Dollens may be deemed to beneficially own shares held by the Bee Ravenel Trust, the Sarah Witherspoon Trust, and the William Henry Trust by virtue of his voting power and investment power over such shares. The address for W. Grant Dollens and Sarah Dollens is 92 Broad St, Charleston, SC 29401. Mr. Dollens served as a member of the Company’s board of directors and as the Company’s interim Chief Financial Officer until November 2025.
(14)

The shares reflected as beneficially owned prior to the offering were received in connection with a distribution by certain entities affiliated with Global Frontier. Includes 181,755 shares of Common Stock held by Grant Dollens 2018 Dynasty Trust, of which Ronald Dollens is Trustee. Ronald Dollens may be deemed to beneficially own the shares held by Grant Dollens 2018 Dynasty Trust by virtue of his voting power and investment power over such shares. The address for Grant Dollens 2018 Dynasty Trust is 500 Stanton Christiana Rd, Newark, DE 19713.

(15)

The shares reflected as beneficially owned prior to the offering were received in connection with a distribution by certain entities affiliated with Global Frontier. Includes shares of Common Stock that consist of (i) 232,578 shares of Common Stock held by the Sarah Dollens 2021 Family Trust, of which Rachel Kalin is Trustee, and (ii) 232,577 shares of Common Stock held by the W. Grant Dollens 2021 Family Trust, of which Rachel Kalin is Trustee. Rachel Kalin may be deemed to beneficially own the shares held by the Sarah Dollens 2021 Family Trust and the W. Grant Dollens 2021 Family Trust by virtue of her voting power and investment power over such shares. The address for each of the Sarah Dollens 2021 Family Trust and the W. Grant Dollens 2021 Family Trust is 1380 Soldiers Field Rd, Boston, MA 02135.

(16)

Consists of (i) 2,348,918 shares of Common Stock held by Global Frontier Partners, LP (“GF Partners”) and (ii) 5,651 shares of Common Stock held by Global Frontier Quantum Opportunity Fund, LP (“GF Quantum Opportunity Fund”). Global Frontier Investments, LLC (“GF Investments”) is the general partner of GF Partners and GF Quantum Opportunity Fund and Grant Dollens is the control person of GF Investments. GF Investments and Mr. Dollens may be deemed to share voting and investment power with respect to securities held by GF Partners and GF Quantum Opportunity Fund. GF Investments and Mr. Dollens each disclaims beneficial ownership of these securities except to the extent of his or its pecuniary interest therein. The address for GF Partners and GF Quantum Opportunity Fund is 92 Broad St., Charleston, S.C. 29401.